United States securities and exchange commission logo





                       November 15, 2023

       Anat Ashkenazi
       Executive Vice President and Chief Financial Officer
       Eli Lilly and Company
       Lilly Corporate Center
       Indianapolis, IN 46285

                                                        Re: Eli Lilly and
Company
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 22,
2023
                                                            File No. 001-06351

       Dear Anat Ashkenazi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences
       cc:                                              Donald A. Zakrowski,
Senior VP Finance & CAO